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RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

Computation in accordance           YTD         YTD
with DUTCH GAAP                  3RD Q 1998  3RD Q 1997    1997         1996         1995         1994        1993          1992
                                 ----------  ----------    ----         ----         ----         ----        ----          ----


Earnings:
  Earnings before income
    tax and minority interest   1,167,553     935,938   1,362,972      924,380     671,551      587,597     477,261       413,054
  Minority interest ..........    (50,514)    (19,251)    (46,755)     (43,115)    (35,753)     (22,714)     (7,548)       (2,276)

Adjustments
  Interest expenses ..........    500,325     436,487     605,013      373,837     292,656      282,891     283,984       176,677
  Capitalized interest .......    (23,994)    (17,535)    (24,950)      (7,441)     (4,408)      (2,472)     (7,560)       (7,141)

"EARNINGS" (DUTCH GAAP) ....    1,593,370   1,335,639   1,896,280    1,247,661     924,046      845,302     746,137       580,314

Interest expenses ..........      500,325     436,487     605,013      373,837     292,656      282,891     283,984       176,677
Capitalized interest .......       23,994      17,535      24,950        7,441       4,408        2,472       7,560         7,141
Preferred share dividends ..       15,193      14,112      18,348        9,476

FIXED CHARGES INCL .........
  FIXED CHARGE DIVIDENDS ...      539,512     468,134     648,311      390,754     297,064      285,363     291,544       183,818


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RATIO OF EARNINGS TO........         2.95x       2.85x       2.92x        3.19x       3.11x        2.96x       2.56x         3.16x
  COMBINED FIXED CHARGES AND
  PREFERRED SHARE DIVIDENDS
  ACCORDING TO DUTCH GAAP
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Computation in accordance            YTD         YTD
with US GAAP                     3RD Q 1998  3RD Q 1997    1997         1996         1995         1994        1993          1992
                                 ----------  ----------    ----         ----         ----         ----        ----          ----

Earnings:
  Earnings before income
    tax and minority interest ..  942,830     828,271   1,129,778      798,374     634,320      579,553     506,587       460,074
  Minority interest ..........    (42,085)    (13,071)    (38,441)     (37,498)    (29,865)     (17,225)     (3,838)       (1,793)

Adjustments
  Interest expenses ..........    500,325     436,487     605,013      373,837     292,656      282,891     283,984       176,677
  Capitalized interest .......    (23,994)    (17,535)    (24,950)      (7,441)     (4,408)      (2,472)     (7,560)       (7,141)

"EARNINGS" (US GAAP) .......    1,377,076   1,234,152   1,671,400    1,127,272     892,703      842,747     779,173       627,817

Interest expenses ..........      500,325     436,487     605,013      373,837     292,656      282,891     283,984       176,677
Capitalized interest .......       23,994      17,535      24,950        7,441       4,408        2,472       7,560         7,141
Preferred share dividends ..       15,193      14,112      18,348        9,476

FIXED CHARGES INCL .........
FIXED CHARGE DIVIDENDS .....      539,512     468,134     648,311      390,754     297,064      285,363     291,544       183,818

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RATIO OF EARNINGS TO .......         2.55x       2.64x       2.58x        2.88x       3.01x        2.95x       2.67x         3.42x
  COMBINED FIXED CHARGES AND
  PREFERRED SHARE DIVIDENDS
  ACCORDING TO US GAAP
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